Exhibit 99.1

Contact:  Susannah Robinson

                Director, Investor Relations

                617-342-6129

                susannah_robinson@cabot-corp.com

CABOT ANNOUNCES

SECOND QUARTER 2009 OPERATING RESULTS

Operations generate $193 million in cash during the quarter, despite difficult business environment

BOSTON (April 29, 2009)- Cabot Corporation (NYSE: CBT) today announced results for its second quarter of fiscal 2009.

Key Highlights

•	Carbon black volumes remain soft due to tire, automotive and construction market weaknesses but have improved on a monthly basis since December lows

•	Unit margins remain compressed affecting results by $38 million as costs reflect inventory lag

•	New Business progress continues with a $10 million year over year improvement in cash performance

•	Cash flows strong with a $232 million decrease in working capital and a quarter-end cash balance of $220 million, after debt reduction of $85 million

•	Restructuring proceeding as planned and on track to deliver fixed cost improvements of at least $80 million on a fiscal 2010 run rate basis

(In millions, except per share amounts)	2009		2008
	Second Quarter	First 6 months	Second Quarter	First 6 months
Net sales	$470	$1,122	$786	$1,497
Diluted earnings per share	$(0.90)	$(0.83)	$0.17	$0.73
Less: Certain items per share	(0.63)	(0.65)	(0.13)	(0.02)
Adjusted earnings per share	$(0.27)	$(0.18)	$0.30	$0.75

Commenting on the results, Patrick Prevost, Cabot’s President and CEO, stated, “We have seen month to month improvements in our carbon black volumes since our December lows, although our results continue to be affected by the global weakness in the tire, automotive, and construction sectors. The significant downturn in the electronics industry during the quarter affected volumes in our Supermetals and Fumed Metal Oxides businesses. Margins in our carbon black related businesses were under pressure from higher cost inventories linked to slow volumes. On the cost side, our early efforts to respond to the economic downturn are bearing fruit, as we experienced a significant improvement in operating expenses. Separately, the restructuring we announced earlier in the year is proceeding as planned and we are on track to meet our objective of reducing fixed costs by at least $80 million on a fiscal 2010 run rate basis. Our New Business activities once again showed improvement. Revenue growth and more focused efforts allowed us to sustain the Segment’s cash positive performance during the quarter. We continue to focus on cash, generating $193 million from operations during the quarter, and our balance sheet remains strong.”

Financial Detail

Summary of Results- For the second quarter of fiscal 2009, the Company reported a net loss of $56 million (a loss of $0.90 per common share). Adjusted EPS was a loss of $0.27 per common share, which excludes $0.63 per common share of certain items principally related to restructuring charges. This compares to second quarter fiscal 2008 net income of $11 million ($0.17 per diluted common share). In that quarter, adjusted EPS was $0.30 per diluted common share, which excluded $0.13 per diluted common share of certain items. Details of the Company’s financial results and certain items are provided in the accompanying tables.

Segment Results

Core Segment- Rubber Blacks second quarter fiscal 2009 profitability decreased by $41 million when compared to the second quarter of fiscal 2008 driven principally by lower volumes from weak demand in the tire and automotive markets and lower unit margins from older, higher cost inventories. When compared to the second quarter of fiscal 2008, Rubber Blacks volumes declined by 28% globally with decreases in all regions. On a sequential quarter basis, volumes were flat with differing performance by region (North America up 12%; China up 12%; South America up 4%; the Europe, Middle East, Africa region up 1%; while Asia Pacific (excluding China) was down 22%). During the second quarter of fiscal 2009, contract lag benefits and LIFO benefits (as described below) were $9 million and $3 million, respectively, compared to an unfavorable $17 million and a favorable $2 million, respectively, in the same period of fiscal 2008.

Profitability in the Supermetals Business for the second quarter of fiscal 2009 decreased by $7 million compared to the same period of fiscal 2008, driven principally by lower volumes from weak demand and customer de-stocking in the electronics market. The volume decline was partially offset by higher pricing implemented over the past three quarters. The Business generated $8 million in cash during the second quarter of fiscal 2009, principally from working capital.

Performance Segment- Profitability decreased by $33 million when compared to the second quarter of fiscal 2008. The decline was the result of lower volumes from weakness in the automotive, construction and electronics markets and lower unit margins from older, higher cost inventories. Lower carbon black feedstock costs resulted in a LIFO benefit of $6 million during the second quarter of fiscal 2009, compared to an unfavorable $5 million impact in the same period of fiscal 2008. When compared to the second quarter of fiscal 2008, volumes in Performance Products and Fumed Metal Oxides declined by 36% and 44%, respectively. Sequentially, Performance Products volumes increased by 10%, although Fumed Metal Oxides volumes were 18% lower due to substantial weakness in the electronics market.

Specialty Fluids Segment- Profitability declined by $1 million in the second quarter of fiscal 2009 when compared to the second quarter of fiscal 2008. Lower production costs and revenue in regions outside the North Sea did not completely offset the slowdown in the North Sea during the period.

New Business Segment- Revenues improved when compared to the second quarter of fiscal 2008. These increased revenues and lower costs improved the cash performance of the Segment by $10 million, when compared to the second quarter of fiscal 2008. The Segment was cash positive for the second consecutive quarter. Sequential revenues declined by $2 million due to a reduction in Inkjet volumes attributable to weakness in the electronics industry.

Cash Performance- During the second quarter of fiscal 2009, operations generated $193 million of cash, including a $232 million decrease in working capital. The Company ended the quarter with a cash balance of $220 million after dividend payments of $12 million and an $85 million reduction in debt. Capital expenditures were $23 million in the quarter.

Taxes- During the second quarter of fiscal 2009, the Company recorded a tax benefit of $27 million, including $5 million of net tax benefit from audit settlements and $15 million (net $11 million year to date, including a $4 million unfavorable impact in the first quarter of fiscal 2009) of benefit primarily attributable to the timing of losses in certain locations. The $11 million timing benefit will reverse in the second half of the year.

Outlook

Commenting on the outlook for the business, Prevost said, “We are encouraged by the monthly volume increases in many of our key businesses. While this may be an early indication that customer de-stocking is coming to an end, we remain cautious in the near term. Having said that, we are particularly pleased with our volume improvement in China as we are well positioned there with low cost operations, new capacity coming on line and an already strong market position in that region. We are actively managing our global capacity and working with customers to meet their needs in the new environment. The restructuring of our operations is well underway and will allow us to fully utilize a more efficient global asset base.”

Prevost continued, “Due to the non-discretionary nature of many of our customers’ products, I am confident in the resilience and recovery of our markets. Our leadership positions and continued investment in efficiency improvement projects and high value technology products will allow us to emerge an even stronger company post recovery. Our balance sheet and cash positions are robust and will allow us the flexibility to capture potential opportunities arising from the economic downturn.”

Earnings Call

The Company will host a conference call with industry analysts at 2:00 p.m. Eastern time on April 30, 2009. The call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com.

Cabot Corporation, headquartered in Boston, Massachusetts, is a global performance materials company. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids. The Company’s website is: http://www.cabot-corp.com.

Other Information

Explanation of Terms Used- When explaining factors affecting our performance, we use several terms. The term “fixed costs” means fixed manufacturing costs, including utilities. The term “LIFO benefit” includes two factors: (i) the impact of current inventory costs being recognized immediately in cost of goods sold (“COGS”) under a last-in first-out method, compared to the older costs that would have been included in COGS under a first-in first-out method (“COGS impact”); and (ii) the impact of reductions in inventory quantities, causing historical inventory costs to flow through COGS (“liquidation impact”). The LIFO benefit in the second quarter of fiscal 2009 is comprised of $6 million of COGS impact and $3 million of liquidation impact. The term “contract lag” refers to the time lag of the price adjustments in certain of our rubber blacks supply contracts to account for changes in feedstock costs and, in some cases, changes in other relevant costs.

Forward-Looking Statements- This earnings release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future (including our expectations concerning the annualized fixed cost savings we expect from our restructuring initiative, demand for our products and our liquidity position), strategy for growth, market position, and expected financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Cabot, particularly its latest annual report on Form 10-K, could cause results to differ materially from those stated. These factors include, but are not limited to changes in raw material costs; costs associated with the research and development of new products, including regulatory approval and market acceptance; competitive pressures; successful integration of structural changes, including restructuring plans, and joint ventures; the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier or customer operations.

Use of Non-GAAP Financial Measures- The preceding discussion of our results and the accompanying financial tables report adjusted EPS and also include information on our reportable segment sales and segment (or business) operating profit before taxes (“PBT”). Adjusted EPS and segment PBT are non-GAAP financial measures and are not intended to replace EPS and income (loss) from continuing operations before taxes, equity in net income of affiliated companies and minority interest, respectively, the most directly comparable GAAP financial measures. Both EPS and adjusted EPS are calculated on a diluted share basis. In calculating adjusted EPS and segment PBT, we exclude certain items, meaning items that are significant and unusual or infrequent and not believed to reflect the true underlying business performance, and, therefore, are not allocated to a segment’s results or included in adjusted EPS. Further, in calculating segment PBT we include equity in net income of affiliated companies, royalties paid by equity affiliates, minority interest and allocated corporate costs but exclude interest expense, foreign currency translation gains and losses, interest income, dividend income and unallocated corporate costs. Our chief operating decision-maker uses adjusted EPS to evaluate the underlying earnings power of the Company. Segment PBT is used to evaluate changes in the operating results of each segment before non-operating factors and before certain items and to allocate resources to the segments. We believe that these non-GAAP measures also assist our investors in evaluating the changes in our results and the Company’s performance. A reconciliation of adjusted EPS to EPS is shown in the table titled Certain Items and Reconciliation of Adjusted EPS, and a reconciliation of total segment PBT to income (loss) from operations before taxes, equity in net income of affiliated companies and minority interest is shown in the table titled Summary Results by Segments. The certain items that are excluded from our calculation of adjusted EPS and segment PBT are detailed in the table titled Certain Items and Reconciliation of Adjusted EPS.

Second Quarter Earnings Announcement, Fiscal 2009

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended March 31	Three Months		Six Months
Dollars in millions, except per share amounts (unaudited)	2009	2008	2009	2008
Net sales and other operating revenues	$470	$786	$1,122	$1,497
Cost of sales	470	668	1,030	1,263

Gross profit	—	118	92	234

Selling and administrative expenses	54	66	110	123
Research and technical expenses	19	19	37	35

(Loss) income from operations	(73)	33	(55)	76

Other income and expense
Interest and dividend income	1	1	2	2
Interest expense	(8)	(9)	(17)	(18)
Other expense	(4)	(2)	(13)	(4)

Total other income and expense	(11)	(10)	(28)	(20)

(Loss) income from operations before income taxes	(84)	23	(83)	56

Benefit (provision) for income taxes	27	(11)	26	(5)
Equity in net income of affiliated companies, net of tax	—	2	2	4
Minority interest in net income, net of tax	1	(3)	3	(8)

Net (loss) income	(56)	11	(52)	47

Diluted earnings per share of common stock
Diluted	$(0.90)	$0.17	$(0.83)	$0.73

Weighted average common shares outstanding
Diluted	63	64	63	64

Second Quarter Earnings Announcement, Fiscal 2009

CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended March 31	Three Months		Six Months
Dollars in millions, except per share amounts (unaudited)	2009	2008	2009	2008
SALES

Core Segment	$295	$511	$739	$974
Rubber blacks	272	454	671	864
Supermetals	23	57	68	110

Performance Segment	132	236	289	447
Performance products	90	164	195	305
Fumed metal oxides	42	72	94	142

New Business Segment	16	14	34	24
Inkjet colorants	9	11	22	19
Aerogel(A)	5	2	9	3
Superior MicroPowders	2	1	3	2

Specialty Fluids Segment	11	16	26	32

Segment sales	454	777	1,088	1,477
Unallocated and other (A), (B)	16	9	34	20

Net sales and other operating revenues	$470	$786	$1,122	$1,497

SEGMENT PROFIT

Core Segment	$(19)	$29	$8	$48

Rubber blacks	(13)	28	11	44
Supermetals	(6)	1	(3)	4

Performance Segment	(1)	32	2	63

New Business Segment	(1)	(9)	(4)	(21)

Specialty Fluids Segment	4	5	8	12

Total Segment (Loss) Profit (C)	(17)	57	14	102

Interest expense	(8)	(9)	(17)	(18)
General unallocated expense (D)	(59)	(23)	(78)	(24)
Less: Equity in net income of affiliated companies, net of tax	—	(2)	(2)	(4)

(Loss) income from continuing operations before income taxes, equity in net income of affiliated companies and minority interest	(84)	23	(83)	56
Benefit (provision) for income taxes	27	(11)	26	(5)
Equity in net income of affiliated companies, net of tax	—	2	2	4
Minority interest in net income, net of tax	1	(3)	3	(8)

Net (loss) income	$(56)	$11	$(52)	$47

Diluted earnings per share of common stock
Diluted	$(0.90)	$0.17	$(0.83)	$0.73

Weighted average common shares outstanding
Diluted	63	64	63	64

Note: During the third quarter of fiscal 2008, management changed the way it manages the Company’s businesses. Accordingly, the segment results for all periods presented have been revised to reflect these changes.

(A)	Royalty income received by the Aerogel business, which has been included in Unallocated and other in prior periods, has been reclassified to Segment sales for all periods presented above.
(B)

Unallocated and other reflects an elimination for sales of one equity affiliate, prior to the consolidation of its results beginning April 1, 2008, offset by royalties paid by equity affiliates and other operating revenues and external shipping and handling fees.

(C)

Segment profit is a measure used by Cabot’s Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment profit includes equity in net income of affiliated companies, royalty income, minority interest and allocated corporate costs.

(D)

Beginning in fiscal 2009, certain administrative functions that have historically been allocated to business segments have been reclassified to “General unallocated expense”. Fiscal 2008 has been restated for comparative purposes. General unallocated expense also includes foreign currency transaction gains (losses), interest income, dividend income, and the certain items listed in the Certain Items and Reconciliation of Adjusted EPS table.

Second Quarter Earnings Announcement, Fiscal 2009

CABOT CORPORATION CONSOLIDATED FINANCIAL POSITION

Dollars in millions, except share and per share amounts	March 31, 2009 (unaudited)	September 30, 2008 (audited)
Current assets:

Cash and cash equivalents	$220	$129
Short-term marketable securities	—	1
Accounts and notes receivable, net of reserve for doubtful accounts of $7 and $5	392	646
Inventories:
Raw materials	138	193
Work in process	53	58
Finished goods	138	246
Other	31	26

Total inventories	360	523
Prepaid expenses and other current assets	44	72
Deferred income taxes	37	30
Assets held for sale	—	7

Total current assets	1,053	1,408

Investments:
Equity affiliates	57	53
Long-term marketable securities and cost investments	1	1

Total investments	58	54

Property, plant and equipment	2,793	2,921
Accumulated depreciation and amortization	(1,797)	(1,839)

Net property, plant and equipment	996	1,082

Other assets:
Goodwill	33	34
Intangible assets, net of accumulated amortization of $11 and $11	3	3
Assets held for rent	49	45
Deferred income taxes	209	173
Other assets	91	59

Total other assets	385	314

Total assets	$2,492	$2,858

Second Quarter Earnings Announcement, Fiscal 2009

CABOT CORPORATION CONSOLIDATED FINANCIAL POSITION

	March 31, 2009	September 30, 2008
Dollars in millions, except share and per share amounts	(unaudited)	(audited)
Current liabilities:
Notes payable to banks	$35	$91
Accounts payable and accrued liabilities	308	426
Income taxes payable	32	38
Deferred income taxes	5	7
Current portion of long-term debt	19	39

Total current liabilities	399	601

Long-term debt	567	586
Deferred income taxes	14	18
Other liabilities	267	294

Minority interest	101	110

Stockholders’ equity:
Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued: None and none	—	—
Outstanding: None and none
Common stock:
Authorized: 200,000,000 shares of $1 par value
Issued: 65,365,304 and 65,403,100 shares	65	65
Outstanding: 65,271,207 and 65,277,715 shares
Less cost of 94,097 and 125,385 shares of common treasury stock	(3)	(4)
Additional paid-in capital	32	21
Retained earnings	1,067	1,143
Deferred employee benefits	(27)	(30)
Notes receivable for restricted stock	(20)	(21)
Accumulated other comprehensive income	30	75

Total stockholders’ equity	1,144	1,249

Total liabilities and stockholders’ equity	$2,492	$2,858

CABOT CORPORATION

	Fiscal 2008					Fiscal 2009
In millions, except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY
Sales
Core Segment	$463	$511	$537	$553	$2,064	$444	$295			$739
Rubber blacks	410	454	499	505	1,868	399	272			671
Supermetals	53	57	38	48	196	45	23			68
Performance Segment	211	236	247	237	931	157	132			289
Performance products	141	164	175	165	645	105	90			195
Fumed metal oxides	70	72	72	72	286	52	42			94
New Business Segment	10	14	14	20	58	18	16			34
Inkjet colorants	8	11	11	13	43	13	9			22
Aerogel (A)	1	2	2	5	10	4	5			9
Superior MicroPowders	1	1	1	2	5	1	2			3
Specialty Fluids Segment	16	16	17	19	68	15	11			26

Segment Sales	700	777	815	829	3,121	634	454			1,088
Unallocated and other (A), (B)	11	9	25	25	70	18	16			34

Net sales and other operating revenues	$711	$786	$840	$854	$3,191	$652	$470			$1,122

Segment Profit
Core Segment	$19	$29	$41	$18	$107	$27	$(19)			$8
Rubber blacks	16	28	43	21	108	24	(13)			11
Supermetals	3	1	(2)	(3)	(1)	3	(6)			(3)
Performance Segment	31	32	32	24	119	3	(1)			2
New Business Segment	(12)	(9)	(9)	(5)	(35)	(3)	(1)			(4)
Specialty Fluids Segment	8	5	5	6	24	4	4			8

Total Segment Profit (Loss) (C)	46	57	69	43	215	31	(17)			14

Interest expense	(9)	(9)	(9)	(10)	(37)	(9)	(8)			(17)
General unallocated income (expense) (D)	(1)	(23)	(19)	(15)	(58)	(19)	(59)			(78)
Less: Equity in net income of affiliated companies, net of tax	(2)	(2)	(2)	(2)	(8)	(2)	—			(2)

Income (loss) before income taxes, equity in net income of affiliated companies and minority interest	34	23	39	16	112	1	(84)			(83)
Benefit (provision) for income taxes	6	(11)	(8)	(1)	(14)	(1)	27			26
Equity in net income of affiliated companies, net of tax	2	2	2	2	8	2	—			2
Minority interest in net income, net of tax	(6)	(3)	(6)	(5)	(20)	2	1			3

Net income (loss)	36	11	27	12	86	4	(56)			(52)

Diluted earnings per share of common stock
Net income	$0.56	$0.17	$0.43	$0.18	$1.34	$0.07	$(0.90)			$(0.83)
Weighted average common shares outstanding
Diluted	64	64	63	64	64	64	63			63

Note: During the third quarter of fiscal 2008, management changed the way it manages the Company’s businesses. Accordingly, the segment results for all periods presented have been revised to reflect these changes.

(A)	Royalty income received by the Aerogel business, which has been included in Unallocated and other in prior periods, has been reclassified to Segment sales for all periods presented above.
(B)

Unallocated and other reflects an elimination for sales of one equity affiliate, prior to the consolidation of its results beginning April 1, 2008, offset by royalties paid by equity affiliates and other operating revenues and external shipping and handling fees.

(C)

Segment profit is a measure used by Cabot’s Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment profit includes equity in net income of affiliated companies, royalty income, minority interest and allocated corporate costs.

(D)

Beginning in fiscal 2009, certain administrative functions that have historically been allocated to business segments have been reclassified to “General unallocated expense”. Fiscal 2008 has been restated for comparative purposes. General unallocated expense also includes foreign currency transaction gains (losses), interest income, dividend income, and the certain items listed in the Certain Items and Reconciliation of Adjusted EPS table.

Second Quarter Earnings Announcement, Fiscal 2009

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATION OF ADJUSTED EPS

Periods ended March 31	Three Months				Six Months
	2009	2009	2008	2008	2009	2009	2008	2008
Dollars in millions, except per share amounts (unaudited)	$	per share(A)	$	per share(A)	$	per share(A)	$	per share(A)
Certain items before income taxes
Environmental reserves and legal settlements	$—	$—	$—	$—	$—	$—	$(1)	$(0.01)
CEO transition costs	—	—	(4)	(0.04)	—	—	(4)	(0.04)
Write-down of impaired investments	(1)	(0.01)	—	—	(1)	(0.01)	—	—
Restructuring initiatives:
- 2008 Global	1	0.01	—	—	(1)	(0.01)	—	—
- 2009 Global	(45)	(0.62)	—	—	(45)	(0.62)	—	—
- Altona, Australia	—	—	—	—	—	—	18	0.20
- North America	(1)	(0.01)	(7)	(0.08)	(2)	(0.02)	(13)	(0.15)
- Europe (B)	—	—	(1)	(0.01)	1	0.01	(2)	(0.02)

Total certain items	(46)	(0.63)	(12)	(0.13)	(48)	(0.65)	(2)	(0.02)

Tax impact of certain items	6		4		7		1

Total certain items	$(40)	$(0.63)	$(8)	$(0.13)	$(41)	$(0.65)	$(1)	$(0.02)

Periods ended March 31	Three Months		Six Months
Dollars in millions (unaudited)	2009	2008	2009	2008
Statement of Operations Line Item
Cost of sales	(40)	$(8)	(41)	$3
Selling and administrative expenses	(4)	(4)	(5)	(5)
Research & Development	(2)	—	(2)	—

Total certain items	$(46)	$(12)	$(48)	$(2)

NON-GAAP MEASURE:

Periods ended March 31	Three Months		Six Months
Dollars in millions, except per share amounts (unaudited)	2009	2008	2009	2008
	per share(A)	per share(A)	per share(A)	per share(A)
Reconciliation of Adjusted EPS to GAAP EPS
Diluted EPS	$(0.90)	$0.17	$(0.83)	$0.73
Total certain items	(0.63)	(0.13)	(0.65)	(0.02)

Adjusted EPS	$(0.27)	$0.30	$(0.18)	$0.75

(A)	Per share amounts are calculated after tax.
(B)	Benefit relates to former carbon black facilities.